NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Energy CEO Bob Rowe announces his plan to retire

BUTTE, MT / SIOUX FALLS, S.D. – July 28, 2022 – NorthWestern Energy announced today that Bob Rowe will retire as chief executive officer and a member of NorthWestern Energy’s board of directors at the end of 2022.

Yesterday, as part of a planned leadership succession process, the NorthWestern Energy board of directors appointed Brian B. Bird, currently the company’s president and chief operating officer, to serve as Rowe’s successor. Effective Jan. 1, 2023, Bird will assume the title and responsibilities of president and chief executive officer and become a member of NorthWestern Energy’s board of directors. For the remainder of 2022, Rowe will continue to work closely with Bird in support of a smooth transition, which began in February 2021 when the board approved a modification to the executive leadership team that named Bird president and chief operating officer.

“Bob Rowe is passionate about NorthWestern Energy’s culture, built on collaborative interaction, mentorship and fellowship,” said NorthWestern Energy Chairman of the Board Dana Dykhouse. “Our outstanding employee group, demonstrating a commitment to safety, commitment to our customers, commitment to our environment, and commitment to our communities is a testament to Bob’s relentless focus on promoting and supporting that culture. Bob’s vision of this company’s role in a rapidly changing energy future has successfully achieved the balance critical to our successes today, tomorrow and for years into the future. Brian is a respected industry financial leader with an excellent understanding of NorthWestern Energy’s operations. He has been instrumental in guiding the company to today’s solid financial footing.”

“During the past 14 years I’ve worked at NorthWestern Energy, our focus has been on building a company that is financially sound, in order to keep our commitments to our customers; energy-service focused; community focused; and, customer focused,” said Rowe. “We’ve emphasized a company culture of safety and service, which was on display this spring and summer during NorthWestern Energy’s response to major storms in our service areas. We have a solid foundation for what is already a successful transition that is well underway. Since becoming president and COO in February 2021, Brian has focused on moving forward key projects and spending substantial time in the field and in our communities. Under Brian’s leadership, NorthWestern Energy will continue to focus on securing sufficient capacity to serve our customers reliably and affordably; modernizing the energy infrastructure to make it smarter, more reliable and flexible; providing our customers an ever-better experience and service; deploying technology that is cost effective and has proven value for our customers; and, enhancing our environmental stewardship.”

NorthWestern Energy CEO Bob Rowe announces his plan to retire
July 28, 2022

Bird joined NorthWestern Energy as the chief financial officer in December 2003.
Recently, as president and chief operating officer, Bird steered NorthWestern Energy’s commitment to achieving carbon neutrality in our electric and natural gas operations by 2050 and the company’s environmental, social and corporate governance programs and reporting. He is also leading integration of our strategy and planning across the company’s operating areas.

“For 100-plus years NorthWestern Energy has delivered safe, reliable and affordable energy to our region,” Bird said. “I am honored to be entrusted with the role of leading this company as we begin the next 100 years and beyond of service.”

NorthWestern Energy board of directors appointed Brian Bird, left, currently president and chief operating officer, to serve as the successor of CEO Bob Rowe, right. Rowe will retire as chief executive officer and a member of NorthWestern Energy’s board of directors at the end of 2022.

NorthWestern Energy photo

During Rowe’s tenure, NorthWestern Energy has:

•Increased the critical energy infrastructure dedicated to serve our customers from $2.5 billion in 2008 to more than $7 billion in 2022, and more than tripled the company’s value.
•Acquired or developed energy supply resources with long-term value, notably the 456 megawatt Montana hydro system, the 150 megawatt Dave Gates Generating Station in Montana, the 80 megawatt Aberdeen Generating Units in South Dakota, 131 megawatt of owned wind generation in Montana and South Dakota and recently, the 58 megawatt Bob Glanzer Generating Station in Huron, S.D.
•Invested more than a billion dollars in clean energy resources. The hydro system, along with owned and contracted wind and other resources, positions NorthWestern Energy so that approximately 60 percent of the electricity provided to our customers in Montana and South Dakota is from carbon-free resources.
•Invested $1.1 billion in infrastructure to modernize and increase the reliability and flexibility of our energy delivery system.
•Reduced customers’ exposure to the volatile regional energy markets by buying or building generation resources dedicated to serve our customers at prices based on the cost of production. Rowe emphasizes that, “In Montana especially, this is critical unfinished work.”
•Partnered with the communities we serve on economic development and to meet customer and community needs.

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About NorthWestern Energy (Nasdaq: NWE)
NorthWestern Corporation, doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We are working to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. This includes bridging our history as a regulated utility safely providing low-cost and reliable service with our future as a globally-aware company offering a broader array of services performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 753,600 customers in Montana, South Dakota, Nebraska and Yellowstone National Park. We have provided service in South Dakota and Nebraska since 1923 and in

NorthWestern Energy CEO Bob Rowe announces his plan to retire
July 28, 2022

Montana since 2002. More information is available on the company's Web site at www.northwesternenergy.com.

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